UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2009

TC GLOBAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2009, pursuant to the Limited Partnership Agreement dated December 21, 2007 between our wholly-owned subsidiary Tully’s Coffee Asia Pacific, Inc. (“General Partner”) and Asia Food Culture Management Pte. Ltd. (“Limited Partner”) (the “Partnership Agreement”), the General Partner and the Limited Partner executed a resolution to memorialize certain matters related to the Partnership.

On March 27, 2009, the General Partner and the Limited Partner agreed that:

(i)	the General Partner has negotiated the right and obligation to purchase, or cause a third party to purchase, one-half (1/2) of the Limited Partner’s partnership interest, equal to twenty-five percent (25%) of the total partnership interests outstanding, at a purchase price of US$4,000,000, within twelve (12) months of the closing of the Asset Purchase Agreement between Green Mountain Coffee Roasters, Inc., and us (the “Purchase Transaction”);

(ii)	the General Partner has granted the Limited Partner the right to decline to sell its interest within three (3) business days of being presented with a notice by the General Partner of its intent to complete a Purchase Transaction;

(iii)	upon the closing of a Purchase Transaction, Section 8.4.2 of the Partnership Agreement would be amended to include only those items contained in RCW 25.10.190(2)(f)(i) – (viii); and

(iv)	the General Partner has granted the Limited Partner a preferential right to receive from the partnership, prior to any future distribution to the General Partner, cash distributions equal to US$500,000 out of partnership profits available for distribution, and that, after receipt by the Limited Partner of the full preference amount all subsequent cash distributions of partnership profits shall be shared equally between the General Partner and the Limited partner. Any subsequent cash distributions to the Limited Partner would first be applied to retire that certain promissory note issued to the Limited Partner on December 30, 2008 (as subsequently amended by Amendment No. 1, dated March 6, 2009, and Amendment No. 2, dated March 17, 2009) according to its terms.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Partnership Resolution, Tully’s Coffee Asia Pacific Partners, LP, dated March 27, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TC GLOBAL, INC.

Date: April 7, 2009	By:	/s/ Andrew M. Wynne
Andrew M. Wynne
Vice-President and Chief Financial Officer